Exhibit 10.2

DISTRIBUTOR AGREEMENT

This Distributor Agreement (“Agreement”) is made and effective on this, the 1st day of March, 2023, by and between Ecomax, Inc., a Nevada corporation having offices at 45 Rockefeller Plaza Ste 2338, New York, NY 10111, United States of America (“Company”) and Rocitin Company Limited, a Hong Kong Corporation with its principal place of business at Unit 2508-09 25/F, Shun Tak Centre West Tower, 168-200 Connaught Road Central, Sheung Wan, Hong Kong, (“Distributor”).

In consideration of the mutual promises contained herein, the parties agree as follows:

1.	Definitions

As used herein, the following terms shall have the meanings set forth below:

a. “Products” shall mean the following Company products to be sold by Distributor:

All products as referred to in “Attachment 1: Products” incorporated herein by reference.

b. “Territory” shall mean the following described geographic areas and/or particular accounts:

All areas and accounts as referred to in “Attachment 2: Territory” incorporated herein by reference.

c. “Other Terms and Conditions” shall mean all terms, conditions, limitations, and modifications as described in “Attachment 3: Other Terms and Conditions” incorporated herein by reference.

2.	Appointment

Company hereby appoints Distributor as its non-exclusive Distributor for the Products in the Territory. Distributor’s sole authority shall be to solicit orders for the Products in the Territory in accordance with the terms of this Agreement. Distributor shall not have the authority to make any commitments whatsoever on behalf of Company.

3.	General Duties

Distributor shall use its best efforts to promote the Products and maximize the sale of the Products in the Territory. Distributor shall also provide reasonable assistance to Company in promotional activities of Company with respect to the Products. Distributor shall also provide reasonable “after sale” support to Product purchasers and generally perform such sales related activities as are reasonable to promote the Products and the goodwill of the Company in the Territory. Distributor shall report monthly to Company by written report due by the 15th of the following month concerning sales of the Products and marketing activities of the previous month. This report, known as the monthly “Sales and Marketing Report”, shall include two parts, the “Product Sales Report” and the Marketing Activity Report”. The Product Sales Report shall include orders written and should include customer name and address, Product or Products ordered, and date of sale. Marketing Activity Report shall include a general synopsis of activities, such as advertisements, articles, trade shows, etc. Distributor will devote adequate time and effort to perform its obligations. Distributor shall neither advertise the Products outside the Territory nor solicit sales from purchasers located outside the Territory without the prior written consent of Company. Distributor’s task is to solicit orders from all potential customers in the Territory including individuals, businesses, government entities, resellers, dealers, retailers, and others.

4.	Reserved Rights

Company reserves the right to exhibit, advertise, market, attend trade shows, and solicit orders directly from and sell directly to any end-users or other retail buyers within the Territory. Company further reserves the right to enter into any agreements, partnerships, associations, joint ventures, OEM contracts, or other business relationships with manufacturers, suppliers, or other parties. Any sales or leads of Products made directly by the Company in the Territory will be credited and attributed to the Distributor, except that such sales will not count towards any quarterly or annual minimum sales quotas that Distributor may be subject to elsewhere in this Agreement.

5.	Independent Contractor

Distributor is an independent contractor, and nothing contained in this Agreement shall be construed to (1) give either party the power to direct and control the day-to-day activities of the other; (2) constitute the parties as partners, joint venturers, co-owners or otherwise; or (3) allow Distributor to create or assume any obligation on behalf of Company for any purpose. Distributor is not an employee of Company and is not entitled to any employee benefits. Distributor shall be responsible for paying all income taxes and other taxes charged to Distributor on amounts earned hereunder. All financial and other obligations associated with Distributor’s business are the sole responsibility of Distributor.

6.	Indemnification

A. Indemnification by Distributor. Distributor shall indemnify and hold Company free and harmless from any and all claims, damages, or lawsuits (including attorneys’ fees) arising out of intentional or negligent acts or omissions by Distributor, its employees or agents.

B. Indemnification by Company. Company shall indemnify and hold Distributor free and harmless for any and all claims, damages, or lawsuits (including attorneys’ fees) arising out of defects in the Products caused by Company.

7.	Product Warranty

Any warranty for the Products shall run directly from Distributor to the purchaser of the Products. Pursuant to any such warranty, the purchaser shall contact Distributor directly to make arrangements for return, or replacement of any allegedly defective Products. Distributor shall have sole authority to deal with customers regarding any such warrantable returns, or replacement. Upon receipt of any such warrantable products, Distributor shall separately contact Company to arrange for return or credit for these defective products. The decision for determination of defect and replacement or credit for these products shall be solely at the Company’s discretion.

8.	Product Availability

Company shall use its best efforts in filling orders submitted by Distributor in a reasonable and timely fashion. Company shall immediately notify Distributor of any known or anticipated delays in filling new or previously entered orders and the estimated duration of any delays so that Distributor may fairly represent this information to existing or potential customers. Under no circumstances shall Company be responsible to Distributor or anyone else for its failure to fill accepted orders, or for its delay in filling accepted orders, when such failure or delay is due to strike, accident, labor trouble, acts of nature, freight embargo, war, civil disturbance, vendor problems, or any cause beyond Company’s reasonable control.

9.	Product Samples

It is not the policy of the Company to provide or loan Product Samples to its Distributors. However, in the exceptional case where a Product Sample is provided or loaned to a Distributor, the following language shall apply: Any Product Samples of the Products provided by Company to Distributor shall remain the property of Company. Distributor shall have full responsibility of keeping each Product Sample in proper operating condition during the entire time the Product Sample is in the possession of Distributor. Upon written notice from Company, Distributor shall, within thirty (30) days, arrange for return of each Product Sample to Company in good condition less reasonable wear and tear.

10.	Additional Responsibilities of Distributor

A. Forecasts. Not later than the 15th day of every month, Distributor shall provide Company with a three (3) month rolling forecast of orders showing Products requested.

B. Expense of Doing Business. Distributor shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

C. Facilities. Distributor shall provide itself with, and be solely responsible for, (1) such facilities, employees, and business organization, and (2) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as are necessary for the conduct of Distributor’s business operations in accordance with this Agreement.

D. Promotion of the Products. Distributor shall, at its own expense, vigorously promote the sale of and stimulate demand for the Products within the Territory by direct solicitation. In no event shall Distributor make any representation, guarantee, or warranty concerning the Products except as expressly authorized by Company.

E. Customer Service. Distributor shall diligently assist customers’ personnel in using the Products and shall perform such additional customer services as good salesmanship requires and as Company may reasonably request.

F. Advising of Changes. Distributor shall promptly advise Company of any changes in Distributor’s status, organization, personnel, and similar matters; any changes in the key personnel, organization, and status of any major customers of Company in the Territory; and any political, financial, legislative, industrial, or other events in the Territory that could affect the mutual business interests of Distributor and Company, whether harmful or beneficial.

G. Books and Records. Distributor shall maintain and make available to Company accurate books, records, and accounts relating to the business of Distributor with respect to the Products. Distributor shall also maintain a record of any customer complaints regarding either the Products or Company and immediately forward to Company the information regarding those complaints.

11.	Additional Obligations of Company

A. Assistance in Promotion. Company shall provide Distributor with marketing and technical information concerning the Products, including samples of brochures, instructional materials, advertising literature, and other Product data in the English language. Distributor shall be responsible for translating these materials to other languages, the costs related to translation and printing of the translated materials as a cost of doing business.

B. Assistance in Technical Problems. Company shall assist Distributor and customers of the Products in all ways deemed reasonable by Company in the solution of any technical problems relating to the functioning and use of the Products.

C. New Developments. Company shall inform Distributor of any new product developments that are competitive with the Products and other market information and competitive information as discovered from time to time.

12.	Term

This Agreement shall commence on the date first written above and shall continue for ___ year(s) unless terminated earlier as provided herein. Thereafter, this Agreement shall continue until terminated upon at least ninety (90) days notice by Company or ninety (90) days notice by Distributor.

13.	Termination

A. Termination for Breach. If either party defaults in the performance of any material obligation in this Agreement, then the non-defaulting party may give written notice to the defaulting party and if the default is not cured within thirty (30) days following such notice, the Agreement will be terminated.

B. Termination for Insolvency. Either party shall have the option to terminate this Agreement without notice, (1) upon the institution of actions against the other party for insolvency, receivership or bankruptcy, or any other proceedings for the settlement of other party’s debts, (2) upon other party’s making an assignment for the benefit of creditors, or (3) upon initiation of dissolution proceedings against the other party.

14.	Limitation on Liability

In the event of termination by either party in accordance with any provisions of this agreement, neither party shall be liable to the other, because of termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investment, leases or commitments in connection with the business or goodwill of Company or Distributor. Company’s sole liability under the terms of this Agreement shall be for any unpaid commissions if applicable.

15.	Prevention of Overseas Bribery and Anti-corruption

The parties undertake to strictly prevent bribery and eliminate any corruption in their activities related to the matters agreed herein, and to abide by all relevant laws and regulations of Hong Kong on anti-bribery and anti-corruption.

Both parties undertake to abide by the relevant laws and regulations of the United States on the prevention of bribery and corruption; including but not limited to the US Foreign Corrupt Practices Act and the UK’s Anti-Bribery Act of 2010.

16.	Confidentiality

Distributor acknowledges that by reason of its relationship to Company hereunder it will have access to certain information and materials concerning Company’s business plans, customers, technology, and products that is confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties. Distributor agrees that it shall not disclose to any third party, any such confidential information revealed to it by Company. Without other notice, Distributor shall treat all information as confidential in nature. Upon specific request, Company shall advise Distributor whether or not it considers any particular information or materials to be confidential. Distributor shall not publish any technical description of the Products beyond the description published by Company. In the event of termination of this Agreement, there shall be no use or disclosure by Distributor of any confidential information of Company, and Distributor shall not manufacture or have manufactured any devices, components or assemblies utilizing Company’s patents, inventions, copyrights, know-how or trade secrets.

17.	Notices

All notices required or permitted by this agreement shall be deemed given if sent by certified mail, postage prepaid, return receipt requested or by recognized overnight delivery service. Notices shall be made as follows:

If to Company:

Attn: Raymond Chen

Ecomax, Inc

45 Rockefeller Plaza Ste 2338

New York, NY 10111

USA

If to Distributor:

Name:

Company (if any):

Address Line 1:

Address Line 2:

Address Line 3:

Phone:

Fax:

Email:

18.	Assignment

Neither party shall have the right to assign its interest in this Agreement to any other party, unless the prior written consent of the other party is obtained. However, Company may assign its rights and duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, or sale of all or substantially all the assets of the party without obtaining prior written consent. This Agreement shall be binding upon and inure to any successors or assigns of the parties.

19.	Attorney’s Fees

Should any action be brought by either party to enforce the provisions of this Agreement, the prevailing party, whether by settlement, adjudication or arbitration, shall have the right to collect reasonable attorneys’ fees, expenses and costs from the nonprevailing party.

20.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed according to the laws of the State of Nevada.

21.	Waiver

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

22.	Severability

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If any court or body of competent jurisdiction finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed and enforced as so limited. However, the invalidity or limitation of any such provision shall not affect the validity of the remaining provisions.

23.	Force Majeure

The Company and the Distributor shall not be considered in default hereunder or be liable for any failure to perform or delay in performing any provisions of this Agreement in the customary manner to the extent that such failure or delay is caused by any reason beyond its control, including any act of God. The Party whose performance has been interrupted by such circumstances shall use every reasonable means to resume full performance of this Agreement as promptly as possible.

24.	Section Headings

The section headings used in this Agreement are inserted for the purpose of convenience only and shall not be construed to limit or extend any provision hereof.

25.	Entire Agreement

This Agreement, together with any attached schedules or addendums, constitute the entire agreement between Company and Distributor and supersedes all prior agreements or understandings with respect to the subject matters contained herein. This Agreement shall not be amended, altered or changed except by a written agreement signed by both parties.

The below signed parties hereby acknowledge that they have read and understand the entire Agreement, that they have authority to enter this Agreement on behalf of their respective organizations, and that they have freely and voluntarily executed this Agreement as of the day and year first written above.

for Company:	for Distributor:

By:	By:

Raymond Chen
CEO, Ecomax, Inc.	Rocitin Company Limited

Attachment 1: Products

The following Products are the subject of this Distributor Agreement. Any products not explicitly listed are excluded from this agreement.

Name of the Product: Rocitin NMN

Manufactured by: Pharmazeutische Fabrik Evers GmbH & Co. KG

Contains: 10080 mg NMN, 60 capsules per bottle

From time to time, upon written notice from Company to Distributor, Company may modify, add to, delete from, or limit the products on this list available to Distributor.

Attachment 2: Territory

All accounts, except as noted, in the following geographic or geopolitical areas, countries, nations, territories, or sovereignties are the subject of this Exclusive Distributor Agreement. Any geographic or geopolitical area, country, nation, territory, or sovereignty not explicitly listed is excluded from this agreement.

East Asia, including Hong Kong, Macau, Taiwan, and Mainland China.

From time to time, upon written notice from Company to Distributor, Company may modify, add to, delete from, or limit the areas or accounts on this list available to Distributor.

Attachment 3: Terms and Conditions of Sale of Products

Product ownership: the products mentioned in Attachment 1 are the property of Company. Company shall bear the risk of lost or damage in any circumstance, or become obsolete due to past the product’s expiration date.

Cost of sales: the cost of sales of such products, including marketing, advertisement, transportation, and delivery, as well as storage before the products are sold to customers, shall be responsible by Distributor.

Shipping and delivery timing: Distributor shall determine a “ship by” date separately for each order received from clients. Distributor shall be responsible for shipping the order no later than the “ship by” date for each order received. “Ship by” date shall mean the date Distributor shall deliver the ordered products to the shipping company at its warehouse in Hong Kong, Hong Kong.

Custody transfer and timing: at Distributor’s place of business upon delivery to shipping company.

Delivery method and terms: best method as determined by Distributor. Distributor is responsible for all shipping and handling costs including but not limited to export/import fees and duties; customs processing, transfers, and clearance; taxes (value added, VAT, sales, etc.) and license fees or costs; and any other costs required to deliver product to Distributor.

Product sales price: HK$ 672 per bottle, or determined and agreed by both Company and Distributor

Product cost: HK$ 500 per bottle.

Product Discounts: to be determined by Company and Distributor.

Gross profit allocation: The gross profit is defined as the difference between Product sales price and Product cost. The gross profit per bottle shall be allocated to Company and Distributor on a 50-50 basis.

Other issues - determined by Company and Distributor.